Exhibit 10.1

MACY’S, INC.

EXECUTIVE SEVERANCE PLAN

(Effective November 1, 2009)

1. Purpose of the Plan

The Macy’s, Inc. Executive Severance Plan (the “Plan”) is adopted by Macy’s, Inc. (the “Company”) to assist the Company in recruiting and retaining executives and to provide financial assistance and additional protection to those eligible executives of the Company and its subsidiaries, divisions, or controlled affiliates (individually, a “Participating Employer,” and collectively, the “Participating Employers”) whose employment is involuntarily terminated by a Participating Employer under certain circumstances.

2. Definitions. In addition to the words and phrases defined in other sections of the Plan, the following words and phrases shall be defined as follows for purposes of the Plan.

“Board” means the Board of Directors of the Company.

“Cause,” as it relates to the termination of a Participant’s employment, means a Participant’s:

(i) Intentional act of fraud, embezzlement, theft or any other material violation of law in connection with the Participant’s duties or in the course of his employment with a Participating Employer;

(ii) Intentional wrongful damage to material assets of a Participating Employer;

(iii) Intentional wrongful disclosure of material confidential information of a Participating Employer;

(iv) Intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty;

(v) Intentional breach of any stated material employment policy of a Participating Employer;

(vi) Intentional neglect of duties and responsibilities; or

(vii) Breach of the Restrictive Covenant Agreement referred to in Section 4 of the Plan.

No act, or failure to act, on the part of a Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence but shall be deemed “intentional” only if done, or omitted to be done, by the Participant in bad faith or without reasonable belief that his or her action or omission was in or not opposed to the best interest of the Participating Employer. Failure to meet performance standards or objectives of a Participating Employer shall not, in and of itself, constitute Cause for purposes hereof.

“Effective Date” means the effective date of the Plan set forth in Section 12.

“Executive” means an employee of a Participating Employer whose position is at or above the General Merchandise Manager (GMM), Senior Vice President (SVP), or equivalent level. In addition, in exceptional circumstances for recruitment or retention purposes, management may designate certain employees below the GMM, SVP or equivalent level as “Executive,” provided such employees have a position at or above Vice President (VP) or its equivalent.

“Participant” means an Executive who is eligible for participation in the Plan and executes a Restrictive Covenant Agreement as described in Section 4, below and who has not ceased to be eligible for participation pursuant to Section 4.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, including proposed, temporary or final regulations or any other guidance, promulgated with respect to such Section by the Secretary of the Treasury or the Internal Revenue Service.

3. Administration of the Plan

(a) The Plan shall be administered by the Company. The Company, as plan administrator (the “Plan Administrator”), shall have the sole and absolute discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (i) to determine whether a particular employee is a Participant, and (ii) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. The Plan Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the claims procedure of the Plan.

(b) The Plan Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits, to a named administrator or administrators.

4. Participation.

On the Effective Date, each Executive who is at the GMM level equivalent or above (excluding any otherwise eligible Executive who, as of the Effective Date, is scheduled to retire on or before the expiration of such Executive’s employment agreement in effect on the Effective Date) shall be eligible to become a Participant in the Plan, subject to approval by the Compensation and Management Development Committee of the Board (the “CMD Committee”). In addition, any executive of the Company who (i) was a party to an employment agreement with the Company as of the Effective Date, (ii) held a position at the GMM level or equivalent prior to the Company’s 2009 unification, and (iii) held a position following such unification below the GMM or equivalent level shall be a Participant in the Plan provided that such executive remains in the same position (or equivalent level position).

Additionally, after the Effective Date of the Plan, an eligible Executive will be any Executive (i) who is a member of the senior management council of the Company, or (ii) who is designated by Company management and holds a position of GMM, SVP, or equivalent level, or above. In addition, Company management may designate for participation in this Plan any Executive who holds a position below such levels but whose participation is deemed necessary or advisable for recruitment or retention purposes, provided such Executive has a position of Vice President (VP) or equivalent level, or above. In no event may Company management designate for participation in this Plan any Executive who (i) is specifically excluded from participation by the terms of this Section 4, or (ii) has been previously disapproved for participation by the CMD Committee.

In order to become a Participant, an Executive who has become eligible for the Plan pursuant to the preceding paragraphs of this Section 4 must execute a noncompetition, nonsolicitation and trade secrets and confidential information agreement in the form provided by the Company (the “Restrictive Covenant Agreement”). If an eligible Executive fails to sign the Restrictive Covenant Agreement within 90 days of being notified of eligibility for participation (or, for Executives who become eligible on the Effective Date, by January 31, 2010), the Executive will not become a Participant in the Plan. An Executive who timely executes a Restrictive Covenant Agreement will become a Participant as of the later of (i) the date of the Executive’s execution of the Restrictive Covenant Agreement, and (ii) the Effective Date.

If a Participant ceases to be an Executive, the Participant will no longer be eligible to participate in the Plan. Such Participant’s participation in the Plan and eligibility for benefits hereunder shall end on the date that is the first anniversary of the effective date of the Participant’s change in status.

Under no circumstances may a Participant receive severance benefits under more than one severance plan of the Participating Employers. Unless otherwise provided in the applicable plan, a Participant who is eligible for benefits under more than one plan shall receive benefits under the plan which provides the highest level of benefits. For purposes of this provision, a severance plan is a plan designed primarily to provide benefits payable in cash upon an employee’s involuntary termination from employment and not a plan that provides either ancillary benefits upon involuntary termination (such as accelerated vesting under an equity program) or retirement benefits.

5. Involuntary Termination

A Participant shall be entitled to the severance benefits described in Section 6 if (a) the Participant’s employment with the Participating Employers is involuntarily terminated without Cause by a Participating Employer and (b) no later than 70 days after the Participant’s termination of employment, the Participant shall have signed a written release of claims (in the form provided by the Company not later than five days after the Participant’s termination of employment) (a “Release”) and such Release shall have become irrevocable. For sake of clarity, in no event shall a Participant be entitled to the severance benefits described in Section 6 upon the occurrence of one or more of the following events:

(i)	The Participant’s voluntary resignation or retirement;

(ii)	The Participant’s death prior to the effective date of the Participant’s termination from employment;

(iii)	The Participant becoming permanently disabled within the meaning of the long-term disability plan of the Company or any other Participating Employer in effect for, or applicable to, the Participant immediately prior to the effective date of the Participant’s termination from employment (whether or not the Participant actually enrolled in such long-term disability plan);

(iv)	The Participant’s termination in connection with the sale or other disposition of a business of the Company where the Executive continues working for the acquiring entity; or

(v)	The Participant’s termination of employment for Cause.

6. Benefits upon Involuntary Termination

The amount of the severance benefit payable under this Section 6 is equal to twenty four times the Participant’s monthly base salary rate in effect at the time of the Participant’s termination of employment. If, as of the Effective Date, a Participant is covered by an employment agreement with the Company that provides for severance payments in the event of involuntary termination, the severance benefit shall be reduced by the value of the maximum cumulative severance payments (if any) that could be made to the Participant under said agreement.

The severance benefit will not be provided to a Participant who is otherwise entitled to benefits under this Section 6 if the Participant is offered a substantially equivalent position by, or accepts any position with, a Macy’s, Inc. division, subsidiary, facility, or related or affiliated entity prior to the employee’s receipt of severance benefits hereunder. For purposes of this provision, a newly offered position is considered substantially equivalent to the employee’s former position if the work site of the new position is within twenty-five (25) miles, one way, of the work site of the former position, the new position does not require a reclassification from full-time to part-time status, and the annual base salary for the new and former positions are substantially comparable.

If a Participant who is entitled to benefits under this Section 6 dies following his or her termination from employment, but prior to receipt of the severance payment provided in this Section 6, payment shall be made to the Participant’s estate, provided, however, if the Participant dies before having signed the Release, payment shall be made to the Participant’s estate if and only if, no later than 70 days after the Participant’s termination of employment, the estate representative shall have signed the Release and such Release shall have become irrevocable.

7. Form and Timing of Payment

Severance benefits payable under Section 6 and any corresponding payment to the Participant’s estates under Section 6 shall be paid in a single lump sum payment, less applicable withholding, in cash no later than the later of (i) the Participant’s termination of employment, or (ii) 5 days following the date on which the Release becomes irrevocable.

Severance payments made to Participants under the Plan shall not be considered compensation for purposes of the Company’s qualified or nonqualified retirement plans or its group health and welfare benefit plans.

If a Participant becomes reemployed with a Participating Employer within 60 days (including day 60) of the date of the Participant’s termination from employment and after payment by the Company of severance benefits under this Plan, the Participant will be entitled to retain a pro rata portion of the severance benefits based on the time period for which the Participant was not employed by a Participating Company as a percentage of 730 days, but must repay the Company the balance of the severance pay.

8. Claims and Appeal Procedure

A Participant will be paid as provided in Section 7. No claim for benefits is necessary. If a Participant believes that he/she is due benefits that are not paid, he/she may file a claim with the Plan Administrator for those benefits. If any benefits are denied, either in whole or in part, the Plan Administrator will give the employee notice of the specific reason or reasons for the denial, along with reference to the pertinent plan provisions on which the denial is based. The Plan Administrator will also indicate what additional material or information, if any, is required to perfect the claim.

The Plan Administrator will generally provide notice of any decision denying the claim within 90 days after the claim is filed. If special circumstances require an extension of time to act on the claim, another 90 days will be allowed. If such an extension is required, the Plan Administrator will notify the employee before the end of the initial 90 day period.

If a Participant desires to appeal a claim denial because there is disagreement about the reason the claim is denied, the Participant must notify the Plan Administrator in writing within 60 days after the date the claim denial was sent to the Participant. A request for a review of the claim and for examination of any pertinent documents may be made by the Participant or by anyone authorized to act on the Participant’s behalf. The Participant or his/her representative should submit the reasons that he/she believes the claim should not have been denied, as well as any data, questions, or appropriate comments, in writing.

The Plan Administrator will notify the employee of the final decision within sixty (60) days after receipt of a written request for review unless special circumstances require an extension of time for processing, in which case a further 60 days will be allowed.

Any claim for benefits, or appeal of the denial of a claim for benefits, shall be filed with:

Senior Human Resources Executive

Macy’s, Inc.

7 West Seventh Street

Cincinnati, OH 45202

with a copy to:

General Counsel

Macy’s, Inc.

7 West Seventh Street

Cincinnati, OH 45202

9. Miscellaneous Provisions

(a) A Participant’s rights and interests under the Plan may not be assigned or transferred.

(b) The Plan Administrator shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan. The rules, regulations and interpretations made by the Plan Administrator shall, subject only to the claims procedure of the Plan, be final and binding on all persons.

(c) The Participating Employer may withhold from any amounts payable under this Plan all federal, state, city, or other taxes that the Participating Employer is required to withhold pursuant to any law or government regulation or ruling.

10. Amendments and Termination

The Company reserves the right at any time and from time to time, in its sole discretion, to modify, amend or terminate this Plan. No amendment of termination may be made or effected if it would cause the Plan to fail to comply with Section 409A.

Any amendment that has the effect of reducing the benefit to which a Participant would be entitled under Section 6 upon an involuntary termination, and any termination of the Plan, shall not become effective until 12 months following the date on which the Company adopts such amendment or termination. At the end of such 12 months, the Restrictive Covenant Agreement signed by the Executive pursuant to Section 4 prior to such amendment shall be void. An Executive who remains eligible for benefits under the Plan, as amended, must execute a new Restrictive Covenant Agreement and otherwise satisfy the requirements for participation described in Section 4, prior to becoming eligible for severance benefits under the amended plan.

11. Governing Law; Plan Interpretation

The interpretation, performance, and enforcement of this Plan shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof. To the extent applicable, it is intended that the compensation arrangements under this Plan be in full compliance with Section 409A. This Plan shall be construed in a manner to give effect to such intention.

12. Effective Date of the Plan

The Plan shall be effective as of November 1, 2009.

CEO ADDENDUM

TO MACY’S, INC.

EXECUTIVE SEVERANCE PLAN

Notwithstanding the previous provisions of this Plan, the following shall apply to a Plan Participant who has the title of Chief Executive Officer:

1.	The amount of the severance benefit payable under Section 6 is equal to either

a.	fifty four times the Participant’s monthly base salary rate in effect at the time of the Participant’s termination from employment; or

b.	thirty six times the Participant’s monthly base salary rate in effect at the time of the Participant’s termination from employment;

depending on the form of Restrictive Covenant that the Participant signs under Section 4.

2.	If the Company fails to name the Participant as Chief Executive Officer of the Company, the Participant may terminate employment with the Participating Employer within twelve months following the date of such failure (but after the correction period described below) and become entitled to benefits provided by Section 6 if the Participant provides notice to the Company (in a manner consistent with a claim for benefits as provided for in Section 9) within 90 days following such failure and the Company fails to make correction within 30 days following notice and prior to the Participant’s termination.

All other provisions of the Plan shall apply to the Chief Executive Officer in the same manner as all other Participants.